                                                                    Exhibit 99.1

                           News Release


[PAXAR LOGO]

         PAXAR CORPORATION                  For additional information,
         105 Corporate Park Drive           contact:
         White Plains NY 10604              BOB POWERS
         914 697-6800 Fax 914 697-6893      Director, Investor Relations
                                            914 697-6862

FOR IMMEDIATE RELEASE

PAXAR COMPLETES ACQUISITION OF BORNEMANN & BICK GROUP

WHITE PLAINS, NY, MAY 22, 2000 -- PAXAR CORPORATION (NYSE: PXR) has completed the acquisition of the Bornemann & Bick ("B&B") group of companies in an all-cash transaction for $57 million plus the assumption of approximately $4 million of indebtedness.

Headquartered in Germany, B&B is a leading manufacturer of a broad range of apparel identification products and a major producer of woven labels for European customers. B&B has operations in Germany, Hong Kong, China, Turkey, Poland, India and Spain. Total annual sales for the B&B group approximate $55 million.

Arthur Hershaft, Chairman and Chief Executive Officer of Paxar, stated, "This acquisition is another step in Paxar's strategic growth plan to be the leading provider of apparel identification solutions in key markets around the world. Strategically, B&B enhances our already strong position in Europe through its leading presence in Germany with both apparel manufacturers and retailers. Also, its manufacturing capabilities in China, Turkey and India enhance our ability to serve customers who source from these important apparel manufacturing countries. In summary, this acquisition strengthens our competitive position on a worldwide basis."

Mr. Hershaft added, "We have a proven track record of building value with successful acquisitions, and we are confident that B&B will provide global synergy for Paxar."

Paxar is a global leader in providing innovative, value-added identification and tracking solutions to retailers, apparel manufacturers and selected markets where Paxar has unique capabilities.

Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations that could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "expect". Affecting factors include general economic conditions and the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 1999 Form 10-K Annual Report.

                         FOR MORE INFORMATION ON PAXAR,
                 CALL THE INVESTOR RELATIONS DEPT.: 914-697-6862
                 OR VISIT OUR COMPANY'S WEB SITE: www.paxar.com

                                       ###